Exhibit 10.15

Execution Copy

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”) is entered into as of October 2, 2007, by and among Sierra Holdings Corp. (“Parent”), Sierra Merger Corp., a wholly-owned direct subsidiary of Parent (“MergerSub”), TPG Capital, L.P. (“TPG”), Silver Lake Management Company III, L.L.C. (“Silver Lake”, and together with TPG, the “Managers”). Certain capitalized terms used herein are specifically defined in Section 11.

WHEREAS, it is contemplated that MergerSub will merge (the “Merger”) with and into Avaya Inc. (“Avaya” or the “Company”), with Avaya surviving pursuant to an Agreement and Plan of Merger, dated as of June 4, 2007 among Parent, MergerSub and Avaya (as amended from time to time, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement and by virtue of the Merger, Avaya will assume, by operation of law, all of the liabilities and obligations of MergerSub, including all liabilities and obligations set forth in this Agreement;

WHEREAS, it is expected that, upon consummation of the Merger, TPG Partners V, L.P. (“TPG V”), TPG FOF V-A, L.P. (“TPG FOF A”), TPG FOF V-B, L.P. (“TPG FOF B”), Silver Lake Partners II, L.P. (“SLP II”), Silver Lake Technology Investors II, L.P. (“Silver Lake Tech II”), Silver Lake Partners III, L.P. (“SLP III”), Silver Lake Technology Investors III, L.P. (“Silver Lake Tech III”) and Sierra Co-Invest, LLC (“Co-Invest”) will make an equity investment in Parent or a holding company thereof;

WHEREAS, to enable Parent and MergerSub to engage in the Merger and related transactions, the Managers will provide financial and structural advice and analysis as well as assistance with due diligence investigations and negotiations (the “Financial Advisory Services”);

WHEREAS, Parent and MergerSub also wish to retain the Managers to provide certain management and advisory services to the Avaya Companies after the Closing; and

WHEREAS, the Managers are willing to provide the services described above on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. Each Manager hereby agrees that, during the term of this Agreement (the “Term”) it will provide to the Avaya Companies, to the extent appropriate and requested by the Avaya Companies, by and through itself and/or its successors, assigns, affiliates, officers, employees and/or representatives and third parties (collectively hereinafter referred to as the “Manager Designees”), as the Managers in their sole discretion may designate from time to time, management, advisory and consulting services in relation to the affairs of the Avaya Companies, including, without limitation:

(a) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Avaya Companies with financing on terms and conditions satisfactory to the Avaya Companies;

(b) advice in connection with acquisition, disposition and change of control transactions involving any of the Avaya Companies or any of their direct or indirect subsidiaries or any of their respective successors;

(c) financial, managerial and operational advice in connection with day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Avaya Companies; and

(d) such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as the Managers and the Avaya Companies may from time to time agree in writing.

The Managers or the Manager Designees will devote such time and efforts to the performance of the services contemplated hereby as the Managers deem reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Managers or the Manager Designees on a weekly, monthly, annual or other basis. The Avaya Companies acknowledge that each of the services are not exclusive to the Avaya Companies and that the Managers and the Manager Designees may render similar services to other persons and entities. The Managers and the Avaya Companies understand that the Avaya Companies may at times engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by the Managers and the Manager Designees under this Agreement. In providing services to the Avaya Companies, the Managers and Manager Designees will act as independent contractors and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2. Payment of Fees.

(a) In the event the Closing occurs under the Merger Agreement, then at the Closing, the Avaya Companies shall, jointly and severally, pay the Managers (or their Affiliate designees) an aggregate transaction fee of $75 million. In the event the Merger Agreement is terminated prior to Closing, then the Avaya Companies shall, jointly and severally, pay to the Managers (or their Affiliated designees), in consideration of the Managers providing the Financial Advisory Services, an aggregate transaction fee in an amount equal to the product of (i) $75 million multiplied by (ii) a fraction of which (A) the numerator is the number of days from and including June 4, 2007 through but excluding the earlier of September 30, 2007 or the date the Merger Agreement is terminated and (B) the denominator is the number of days from and including June 4, 2007 through but excluding September 30, 2007. Any fee payable under this Section 2(a) (collectively, the “Transaction Fees”) will be divided among the Managers as follows: (i) TPG will be entitled to 50.0% and (ii) Silver Lake will be entitled to 50.0%.

(b) From and after the Closing until the termination of this Agreement, the Avaya Companies, jointly and severally, will pay to the Managers (or their Affiliate designees) a monitoring fee equal to $7,000,000 per annum (the “Monitoring Fee”), as compensation for the services provided by the Managers or the Manager Designees under this Agreement, such fee being payable by the Avaya Companies semi-annually in arrears on each March 31st and September 30th; provided, that the Managers or Manager Designees may, in their sole discretion, pay any portion of the Monitoring Fee to any third-party in respect of services provided from time to time by such third party to the Avaya Companies. The Monitoring Fee shall be payable for any semi-annual period beginning after the Closing during which this Agreement was in effect for any portion thereof, shall be prorated for partial periods, and shall not be refundable in whole or in part.

(c) During the Term, the Managers or the Manager Designees may advise the Avaya Companies in connection with financing, acquisition, disposition and change of control transactions involving the Avaya Companies or any of their direct or indirect subsidiaries (however structured), and the Managers shall have the right to require the Avaya Companies to pay to the Managers (or their Affiliate designees) an aggregate fee (the “Subsequent Fee”) in connection with each such transaction equal to customary fees charged by internationally-recognized investment banks for serving as a financial advisor in similar transactions, such fee to be due and payable for the foregoing services at the closing of such transaction.

(d) The parties hereto acknowledge and agree that an objective of the Avaya Companies is to maximize value for their direct and indirect equity holders, which may include the consummation of an initial registered public offering of the equity securities or equity interests of the Avaya Companies or their successors (an “IPO”). The services provided to the Avaya Companies by the Managers and the Manager Designees will help to facilitate the consummation of an IPO should the Avaya Companies determine to pursue such a transaction. In the event an IPO is consummated and this Agreement terminates automatically pursuant to Section 4, the Avaya Companies will pay to the Managers (or their Affiliate designees) in cash on the date of consummation of such IPO (in lieu of any Subsequent Fee) an aggregate success fee (the “Success Fee”) in an amount equal to the sum of the net present values (using discount rates equal to the then yield on U.S. Treasury Securities of like maturity) of the Monitoring Fees that would have been payable with respect to the period from the date of consummation of the IPO until the expiration date in effect immediately prior to such IPO.

(e) Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available federal funds to the accounts specified on Schedule 1 hereto, or to such respective other account(s) as the respective Managers may specify to the Avaya Companies in writing prior to such payment. In the event of an IPO that includes non-cash consideration, each Manager may elect for it or its designee to receive all or any portion of its respective fee in the form of such non-cash consideration, valued at the sale price. Except for the fee paid pursuant to Section 2(a), each payment made pursuant to this Section 2 shall be paid to each Manager (or its designee) pro rata in proportion to the number of Company Shares owned by such Manager and by investment funds affiliated with such Manager (other than Sierra Co-Invest, LLC) at the time such payment is due.

(f) The fees payable to Silver Lake and TPG pursuant to this Section 2 shall be allocated by the Managers to their affiliates at the Managers’ discretion.

3. Deferral. Any fee that would have been payable to the Managers (or their designees) pursuant to Section 2 above absent the restrictions, if any, in any financing or similar agreements (the “Financing Documents”) applicable to the Avaya Companies (the “Deferred Fees”) will accrue upon the immediately succeeding period in which such amounts could, consistent with the Financing Documents, be paid, and will be paid in such succeeding period (in addition to such other amounts that would otherwise be payable at such time) in the manner set forth in Section 2.

4. Term. This Agreement will continue in full force and effect until December 31, 2017 provided that this Agreement shall automatically be extended each December 31st for an additional year unless the Avaya Companies or the Managers provide written notice of their desire to not automatically extend the term of this Agreement to the other parties hereto at least 90 days prior to such December 31st. Notwithstanding the foregoing sentence, this Agreement may be terminated at any time by the Managers upon notice to Parent and this Agreement shall terminate automatically upon an IPO unless otherwise determined by the Managers. The termination of this Agreement will not relieve a party from liability for any breach of this Agreement on or prior to such termination. In the event of a termination of this Agreement, the Avaya Companies will pay the Managers (or their respective designees) all unpaid Transaction Fees (pursuant to Section 2(a) above), Monitoring Fees (pursuant to Section 2(b) above), Subsequent Fees (pursuant to Section 2(c) above), Success Fees (pursuant to Section 2(d) above), Deferred Fees (pursuant to Section 3 above) and expenses (pursuant to Section 5(a) below) due with respect to periods prior to the date of termination. This Section 4 and Section 5, Section 6, Section 7, Section 9, Section 10, Section 12 and Section 14 will survive termination of this Agreement.

5. Expenses; Indemnification.

(a) Expenses. The Avaya Companies, jointly and severally, will pay to the Managers (or their respective designees) on demand all Reimbursable Expenses, whether incurred prior to or following the date of this Agreement. As used herein, “Reimbursable Expenses” means (i) all out-of-pocket expenses incurred prior to or following the consummation of the Merger (the “Closing Date”) relating to (A) the services provided by the Managers, their respective affiliates, or the Manager Designees to the Avaya Companies or any of their affiliates (other than to portfolio companies of a Manager or such Manager’s affiliated investment vehicles) from time to time (including, without limitation, all air travel and other travel related expenses) and (B) a Manager’s affiliated funds’ investment in the Avaya Companies; (ii) all out-of-pocket legal expenses incurred by the Managers, their respective affiliates or the Manager Designees in connection with the enforcement of rights or taking of actions under this Agreement, the Merger Agreement or any related documents or instruments, whether incurred prior to or following the date of this Agreement; and (iii) all expenses incurred by the Managers, their respective affiliates or the Manager Designees which are properly allocable to the Avaya Companies under this Agreement, whether incurred prior to or following the date of this Agreement.

(b) Indemnity and Liability. The Avaya Companies, jointly and severally, will indemnify, exonerate and hold the Managers, the Manager Designees and each of their respective partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration, investigation or claim arising out of, or in any way relating to (i) this Agreement, the Merger Agreement, any transaction to which any of the Avaya Companies is a party or any other circumstances with respect to any of the Avaya Companies or (ii) operations of, or services provided by the Managers or the Manager Designees to, the Avaya Companies, or any of their respective affiliates (other than to portfolio companies of a Manager or such Manager’s affiliated investment vehicles) from time to time (including but not limited to any Indemnitee to or on behalf of the Avaya Companies, or any of their accountants or other representatives, agents or affiliates); provided that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Avaya Companies hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 5(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Avaya Companies, then such payments will be promptly repaid by such Indemnitee to the Avaya Companies without interest. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation.

6. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. Neither of the Managers nor any Manager Designee makes any representations or warranties, express or implied, in respect of the services to be provided by the Managers or the Manager Designees hereunder. In no event will the Managers, the Manager Designees or Indemnitees be liable to the Avaya Companies or any of their respective affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of the Managers, the Manager Designees or Indemnitees as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition that the Managers, the Manager Designees and their respective Indemnitees currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which the Managers, the Manager Designees or their respective Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that each Manager, each Manager Designee and their respective Indemnitees have myriad duties to various investors and partners, and in anticipation that the Avaya Companies, on the one hand and each Manager and Manager Designee (or one or more of their respective Indemnitees or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Avaya Companies hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Avaya Companies as they may involve the Managers, the Manager Designees or their respective Indemnitees. Except as the Managers or the Manager Designees may otherwise explicitly agree in writing after the date hereof:

(i) The Managers, the Manager Designees and their respective Indemnitees will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Avaya Companies and their subsidiaries), (B) to directly or indirectly do business with any client or customer of the Avaya Companies and their subsidiaries, (C) to take any other action that a Manager or a Manager Designee believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(b), and (D) not to present potential transactions, matters or business opportunities to the Avaya Companies or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another Person.

(ii) The Managers, the Manager Designees and their respective Indemnitees will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Avaya Companies or any of their affiliates or to refrain from any actions specified in Section 6(b)(i), and the Avaya Companies, on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require the Managers, the Manager Designees or any of their respective Indemnitees to act in a manner inconsistent with the provisions of this Section 6(b).

(iii) None of the Managers, the Manager Designees nor any of their respective Indemnitees will be liable to the Avaya Companies or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such Person’s participation therein.

(c) Limitation of Liability. In no event will a Manager, a Manager Designee or any of their respective Indemnitees be liable to the Avaya Companies or any of their affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by a Manager or a Manager Designee hereunder.

7. Assignment. Except as provided below, none of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) each Manager may assign all or part of its rights and obligations hereunder to any of its respective affiliates that provides services similar to those called for by this Agreement, in which event such Manager will no longer be entitled to any fees under Section 2 and reimbursement of expenses under Section 5(a) and will be released of all of its obligations hereunder and (b) the provisions hereof for the benefit of Indemnitees of the Managers will inure to the benefit of such Indemnitees and their successors and assigns and each of such Indemnitees shall be third party beneficiaries entitled to enforce such provisions against the Avaya Companies.

8. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and executed by the Managers and the Avaya Companies; provided, that any Manager may waive any portion of any fee to which it is entitled pursuant to this Agreement, and, unless otherwise directed by the Manager, such waived portion will revert to the Avaya Companies. No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN MANHATTAN, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. Definitions. For purposes of this Agreement:

“Avaya Companies” shall initially mean Parent and MergerSub and shall also include any and all successors and direct or indirect wholly-owned subsidiaries of Parent and MergerSub or its successors (including, after the Closing, the Company and its wholly-owned subsidiaries).

12. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

13. Notice. All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile, (iii) sent by electronic mail or (iv) sent by certified or registered mail or by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to an Avaya Company, (x) if prior to the Closing, to it c/o Silver Lake and TPG at the addresses for them listed below and (y) if on or after the Closing, to it at the corporate headquarters of the Company to the attention of its General Counsel; and in either such case with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attention: Alfred O. Rose

Telephone: 617.951.7372

Facsimile: 617.951.7050

E-mail: alfred.rose@ropesgray.com

If to TPG, to:

TPG Capital, L.P.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: Clive D. Bode

Telephone: 817.871.4000

Fax: 817.871.4001

Email: cbode@tpg.com

If to Silver Lake to:

Silver Lake Management Company III, L.L.C.

9 West 57th Street, 25th Floor

New York, New York 10019

Attention: Greg Mondre

Telephone: 212.981.5600

Fax: 212.381.3535

Email: greg.mondre@SilverLake.com

If to either Silver Lake or TPG, copies shall be delivered to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attention: Alfred O. Rose

Telephone: 617.951.7372

Facsimile: 617.951.7050

E-mail: alfred.rose@ropesgray.com

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile or electronic mail during normal business hours, (b) on the business day after being received if sent by facsimile or electronic mail other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail. Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

14. Severability. If in any proceedings a court will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

15. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

[signatures follow]

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first above written.

SIERRA HOLDINGS CORP.

By:	/s/ Karen King
Name:	Karen King
Title:	Secretary

SIERRA MERGER CORP.

By:	/s/ Karen King
Name:	Karen King
Title:	Secretary

SILVER LAKE MANAGEMENT COMPANY III, L.L.C.

By:	/s/ Jim Davidson
Name:	Jim Davidson
Title:	Managing Director

[Management Services Agreement]

TPG CAPITAL, L.P.

By:	Tarrant Capital, LLC, its general partner

By:	/s/ Clive Bode
Name:	Clive Bode
Title:	Vice President

[Management Services Agreement]

Schedule 1

Wire Transfer Instructions for TPG:

Bank: JP Morgan Chase Bank

ABA: 021000021

Acct#: 722602604

Account Name: TPG Capital, L.P.

Reference: Avaya

Wire Transfer Instructions for Silver Lake:

Bank: Silicon Valley Bank

ABA#: 121140399

Acct#: 3300564243

Account Name: Silver Lake Management Company III, L.L.C.

Reference: Avaya